SWK Holdings Provides Portfolio Update Highlighting Recent Achievements

Second Quarter 2021 Financial Results to be Announced in August

Dallas, TX, July 19, 2021– SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided an update on the achievements of its portfolio and partner companies during the first half of 2021.

“We are pleased with the latest additions to our royalty and debt portfolio, as well as the advances reported by our partner companies over the past several months," stated Winston Black, Chairman and CEO of SWK. “Collectively, life sciences companies are making a strong recovery from the disruption and supply chain issues that temporarily impacted the industry last year during the initial months of the COVID-19 pandemic. Our continued strong portfolio performance validates an approach to investing in the potential of small and mid-sized life sciences companies with commercial products, backed by strong intellectual property protection, that fill unmet demands within the healthcare system. This is the engine that will drive SWK’s shareholder value creation.”

SWK provides funding that supports growth opportunities for small and mid-sized life sciences companies through the creation of unique financing structures. These deals include structured debt, traditional royalty monetization, synthetic royalty transactions and asset purchases, and typically range in size from $5 million to $20 million, a market segment often ignored by other structured finance companies.

Mr. Black continued, “We are also encouraged by the progress at our subsidiary, Enteris BioPharma. Having completed the expansion of the company’s manufacturing facility, CEO Rajiv Khosla and his team announced in May 2021 the launch of its CDMO business segment and continues to pursue business development opportunities for its Peptelligence® and ProPerma™ technologies. Enteris continues to build value for our shareholders, as illustrated by the recently announced $10 million milestone payment from Cara Therapeutics for the ongoing development of Oral KORSUVA™, which was developed with Enteris' Peptelligence. Oral KORSUVA™ is now the subject of four separate clinical programs, including an anticipated Phase 3 trial for the treatment of pruritus in patients with stage III-IV chronic kidney disease. We anticipate additional milestone payments over the next several quarters, subject to the achievement of development milestones."

Enteris BioPharma, Inc.

In August 2019, SWK Holdings acquired Enteris BioPharma, a biotechnology company developing innovative oral formulations of hard-to-dose peptide- and small molecule-based therapies built around its proprietary drug delivery technologies, Peptelligence and ProPerma.

•	In May 2021, Enteris announced the launch of its CDMO business segment. An expanded manufacturing facility with a high potency API (HPAPI) suite allows Enteris to provide bench-to-market services, including the development, manufacture, testing and release of Phase 3 clinical trial supplies, and commercial production.
•	Enteris’ work with Cara Therapeutics on its first-in-class KOR agonist, CR845, commonly known as Oral KORSUVA, continued to progress.
o	In June 2021, Enteris received a $10 million milestone payment from Cara Therapeutics, of which Enteris was entitled to keep $3.6 million pursuant to the terms of SWK’s acquisition of Enteris.
o	In April 2021, Cara completed an End-of-Phase 2 Meeting with the U.S. Food and Drug Administration (FDA). Cara has announced that it expects to initiate a Phase 3 trial by year end 2021 for Oral KORSUVA in patients with non-dialysis dependent (NDD) chronic kidney disease (CKD-aP).
o	To date, Enteris has received three milestone payments totaling $15 million, of which it was entitled to keep $6.9 million.

Transactions Completed During 2021

TRIO Healthcare Ltd.

In July 2021, SWK closed a $9.5 million financing with Trio Healthcare to support the company’s UK and international launch of its innovative stoma bag, Genii, of which $5.1 million was advanced at close. The $9.5 million financing follows SWK’s October 2020 royalty transaction with Trio.

Ideal Implant, Inc.

In April 2021, SWK closed a $5 million synthetic royalty transaction with Ideal Implant, a medical device company focused on the aesthetics space.

Sincerus Pharmaceuticals, Inc.

In March 2021, Sincerus Pharmaceuticals, a 503B compounding pharmacy focused on dermatology customers, closed a $9 million financing with SWK. The funds are partially earmarked for a new U.S.-based customized medication manufacturing facility. SWK advanced $7.1 million at the close of the financing. In May 2021, SWK advanced an additional $0.7 million and in June 2021, Sincerus achieved performance milestones and drew the final $1.9 million.

Borrower Liquidity Events

In April 2021, two borrowers, Tenex Health, Inc., and Harrow Health, Inc., experienced liquidity events and subsequently repaid loans from SWK. SWK realized a cumulative 1.5x multiple on invested capital (MOIC) and will record the gains on these repayments when it reports financial results for the quarter ended June 30, 2021. SWK continues to hold warrants in Harrow Health.

SWK Holdings Portfolio Updates

4Web, Inc.

4Web is a privately held medical-device company, based in Frisco, TX, that utilizes a proprietary truss implant technology to develop and market spinal implants. In June 2019, 4Web entered a $20 million structured credit agreement with SWK.

•	In May 2021, SWK signed an amendment to its credit agreement with 4Web and subsequently advanced an additional $2.25 million to support the company’s ongoing growth.
•	In March 2021, 4Web received approval from the FDA to market its lumbar spine plating solution in the U.S. The commercial launch followed in May 2021.

Acerus Pharmaceuticals Corporation

Acerus Pharmaceuticals is a Canadian specialty pharmaceutical company with a flagship commercial product Natesto® for the treatment of men with low levels of endogenous testosterone. Acerus entered an $11 million structured credit agreement with SWK in October 2018.

•	In June 2021, a leading pharmacy benefit manager designated Natesto as a “Preferred Brand” on its National Preferred Drug List.
•	In May 2021, Acerus entered a three-year agreement with Amneal Pharmaceuticals to co-promote Natesto in the U.S. endocrinology market.
•	In April 2021, Acerus closed a $15 million subordinated secured loan facility with First Generation Capital, Inc. The loan is subordinate to the company’s existing loan agreement with SWK.

Assertio Therapeutics, Inc. – Cambia®

Cambia is a nonsteroidal, anti-inflammatory drug (NSAID) developed to treat migraine attacks in adults. In July 2014, SWK paid $4.0 million to acquire 25% of the royalty stream and in December 2015, acquired an additional 25% of the royalty stream for $4.5 million.

•	In May 2021, Assertio Holdings partnered with Cove, a leading migraine telemedicine platform, to launch a direct-to-patient digital campaign to increase accessibility to Cambia.

Biolase, Inc.

Biolase is a global leader in dental lasers. In November 2018, Biolase entered a $15 million structured credit arrangement with SWK.

•	In May 2021, Biolase released preliminary first quarter financial results. Net revenue rose 70% to $8.1 million. Biolase indicated that the jump in revenue reflects, in part, pent up demand as dental offices in the U.S. and abroad continue to reopen and patient volumes return to near pre-COVID-19 levels.

Emergent BioSolutions, Inc. -- Narcan®

Narcan, a nasal spray formulation of naloxone, is the only FDA-approved needle-free emergency opioid overdose reversal drug approved by the FDA. In December 2016, SWK paid $17.5 million to Opiant Pharmaceuticals to acquire certain royalties associated with Narcan sales.

•	In April 2021, the FDA approved a higher dose Narcan nasal spray product that delivers 8 mg into the nasal cavity. The FDA had previously approved 2 mg and 4 mg products.
•	Narcan sales for the first quarter of 2021, reported in April, totaled $74.2 million. Emergent Biosciences has guided it expects full-year 2021 sales of Narcan to range between $305 million and $325 million.

Epica International, Inc.

Epica International designs, develops and distributes medical imaging platforms and robotic systems for use in human, animal and industrial markets. Epica entered a $14 million structured credit arrangement with SWK in July 2018.

•	In May 2021, Epica announced a new corporate headquarters and operation in Spartanburg County, S.C.
•	The company also began commercialization of its FDA 510k approved SeeFactor CT3, a mobile imaging platform consisting of three integrated imaging systems (CT, Fluoroscopy and Digital Radiography).

Eton Pharmaceuticals, Inc.

Eton Pharmaceuticals is a specialty pharmaceutical company focused on developing innovative products utilizing the FDA's 505(b)(2) regulatory pathway. In November 2019, Eton entered a $10 million structured credit agreement with SWK, which was amended in August 2020 to increase the facility size to $15 million.

•	In June 2021, Eton received FDA approval for Rezipres®, a ready-to-use hospital ephedrine hydrochloride injection, to treat clinically important hypotension occurring in the setting of anesthesia.
•	Also in June, Eton acquired U.S. and Canadian rights to ZENO® hydrocortisone autoinjector, a needleless device under development by Crossject as a rescue treatment for adrenal crisis, for which it expects to submit a New Drug Application (NDA) to the FDA in 2023 and plans to request Orphan Drug Designation.

Iluvien® Royalty

In December 2020, SWK paid $16.5 million to acquire royalties payable to EyePoint Pharmaceuticals under its license agreement with Alimera Sciences for Iluvien, a treatment for diabetic macular edema.

•	In April 2021, Alimera granted an exclusive license to Ocumension Therapeutics to develop and commercialize Iluvien in the greater China territory and other western Pacific countries under Ocumension’s own distinct trademark.
•	Alimera received a $10 million upfront payment and could receive up to $89 million in additional sales-based milestone payments. Ocumension also made a $10 million equity investment in Alimera.

Ideal Implant

Founded in 2006, the privately held medical device company is focused on the aesthetics space, specifically the development and sale of a saline breast implant containing a novel internal structure that gives it the natural feel and look of silicone gel implants. In April 2021, SWK advanced $5 million for a synthetic royalty deal with Ideal Implant.

•	In June 2021, Ideal Implant released 10-year FDA core clinical trial data indicating that the Ideal Implant Structured Breast Implant presents a substantially lower risk of rupture and deflation, compared to silicone gel implants.
•	The data also showed a substantially lower risk of capsular contracture, a post-surgery complication where scar tissue forms around the implant.

Misonix, Inc.

In September 2019, Misonix, a provider of minimally invasive therapeutic ultrasonic medical devices, acquired Solsys Medical, LLC, a privately held regenerative medicine company. Misonix assumed Solsys' credit facility with SWK. Following the acquisition, SWK upsized its credit facility with Misonix to $30 million to support the company's growth objectives.

•	In May 2021, Misonix reported a 2.5% increase in revenue during its fiscal third quarter to $18.3 million. This marks a return to year-over-year revenue growth for the first time since the peak of the COVID-19 pandemic in June 2020.

Sincerus Pharmaceuticals, Inc.

As a 503B compounding pharmacy, Sincerus provides customized prescription medicines to dermatologists for private labeling and dispensing at point of care. In March 2021, Sincerus closed a $9 million financing with SWK.

•	In May 2021, SWK advanced an additional tranche of $750,000 to support the company’s continued impressive growth.
•	In June 2021, Sincerus achieved sales milestone required to access the $1.9 million final loan tranche, which was funded that same month.

Tissue Regeneration Therapeutics

Tissue Regeneration Therapeutics is focused on developing a portfolio of skin care products and cell-based therapies using mesenchymal stromal/stem cells harvested using its patented human umbilical cord tissue technology platforms. The Toronto-based life sciences company entered into a $3.3 million royalty purchase agreement with SWK in June 2013. In August 2020, the royalty was terminated in exchange for common equity and a convertible note.

•	In June 2021, Tissue Regenerative Therapeutics launched a new e-commerce website for its newly launched cosmetic product, TRT CELLULAR.

Veru, Inc.

Veru is a biopharmaceutical company focused on oncology therapeutics. Through Veru's Female Health Company division, the company also markets the FC2 "female condom." In 2018, Veru completed a $10 million "synthetic royalty financing" on FC2 sales with SWK.

•	In March 2021 Veru engaged Morgan Stanley & Co. LLC as a financial advisor to assist the company and its management in pursuing strategic alternatives regarding its legacy FC2 Female Condom® / FC2 Internal Condom business (FHC Business).
•	In May 2021, Veru reported a 34% increase in second quarter net revenues to $13.3 million, driven largely by record high U.S. sales of FC2.

About SWK Holdings:

SWK Holdings Corporation is a specialized finance company with a focus on the global healthcare sector. SWK partners with ethical product marketers and royalty holders to provide flexible financing solutions at an attractive cost of capital to create long-term value for both SWK's business partners and its investors. SWK believes its financing structures achieve an optimal partnership for companies, institutions and inventors seeking capital for expansion or capital and estate planning by allowing its partners to monetize future cash flow with minimal dilution to their equity stakes. SWK also owns Enteris BioPharma, whose Peptelligence® and ProPerma™ drug delivery technologies create oral formulations of peptide-based and BCS class II, III, and IV small molecules. With Enteris, SWK has the opportunity to grow its specialty finance business by actively building a wholly-owned portfolio of milestones and royalties through licensing activities. Additional information on the life science finance market is available on the Company's website at www.swkhold.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "believes," "expects," "anticipates," "intends," "estimates," "plan," "will," "may," "look forward," "intend," "guidance," "future" or similar expressions are forward-looking statements. Because these statements reflect SWK's current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption "Risk Factors" and elsewhere in SWK's Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company's future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company's actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Jason Rando (Media)

Tiberend Strategic Advisors, Inc.

+1.212.375.2665

jrando@tiberend.com

Maureen McEnroe, CFA (Investors)
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mmcenroe@tiberend.com